UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2025

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

(Address of Principal Executive Offices)

(781) 894-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	GLP	New York Stock Exchange

9.50% Series B Fixed Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests	GLP pr B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 10, 2025, Global Partners LP, a Delaware limited partnership (the “Partnership”), and GLP Finance Corp., a Delaware corporation (“Finance” and, together with the Partnership, the “Issuers”), Global GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and certain subsidiaries of the Partnership, as guarantors (the “Guarantors”), entered into a Purchase Agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”), pursuant to which the Issuers agreed to sell $450 million aggregate principal amount of the Issuers’ 7.125% senior notes due 2033 (the “Notes”) to the Initial Purchasers in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be resold by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers, the General Partner and the Guarantors, on one hand, and the Initial Purchasers, on the other, agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference. The description of the Purchase Agreement contained herein is qualified in its entirety by the full text of such exhibit.

Closing of the offering is expected to occur on or about June 23, 2025, subject to customary closing conditions. The Partnership intends to use the net proceeds from the offering to fund the purchase of its outstanding $400 million aggregate principal amount of 7.00% senior notes due 2027 (the “2027 Senior Notes”) in a cash tender offer (the “Tender Offer”) and to repay a portion of the borrowings outstanding under its credit agreement. The offering of the Notes is not conditioned upon the consummation of the Tender Offer. To the extent the Tender Offer is not completed or is completed but the Partnership purchases less than all of the 2027 Senior Notes in the Tender Offer, the Partnership intends to redeem any 2027 Senior Notes that remain outstanding on or about August 1, 2025.

This Current Report on Form 8-K does not constitute a notice of redemption or an offer to purchase the 2027 Senior Notes not purchased in the Tender Offer.

Some of the Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Partnership or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. For example, J.P. Morgan Securities LLC is acting as the dealer manager for the Tender Offer and will receive certain fees in connection therewith. In addition, certain of the Initial Purchasers or their affiliates may own a portion of the 2027 Senior Notes that are subject to the Tender Offer and accordingly may receive a portion of the proceeds from the offering. Certain of the Initial Purchasers or their affiliates may be agents and/or lenders under the Partnership’s credit agreement. For example, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is a lender, issuer of letters of credit and co-syndication agent under the credit agreement, and Bank of America, N.A., an affiliate of BofA Securities, Inc., is the administrative agent and a lender under the credit agreement.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits

Exhibit Number	Description
10.1	Purchase Agreement, dated June 10, 2025, among the Issuers, the General Partner, the Guarantors and the Initial Purchasers.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC
its general partner

Dated: June 10, 2025	By:	/s/ Sean T. Geary
Sean T. Geary
Chief Legal Officer and Secretary

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